Exhibit 99.4

Consent to be Named as a Director Nominee

In connection with the filing by Parataxis Holdings Inc. and Parataxis Holdings LLC of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in such Registration Statement and any and all amendments and supplements thereto as a nominee to the board of directors of Parataxis Holdings Inc. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: November 6, 2025	/s/ Christine K. Tomas
Name: Christine K. Tomas